Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward,	Ruben Argueta
Chief Financial Officer	(858) 646-8023
(858) 552-7931	rargueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2012

FINANCIAL RESULTS

SAN DIEGO, July 25, 2012 (Marketwire) — Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid diagnostic testing solutions and cellular-based virology assays, announced today financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights:

•	Revenues increased by 12% to $30.9 million over the second quarter of 2011.

•	Received CE Mark for Quidel Molecular Direct C. difficile Tox A/B assay.

•	Received Clinical Laboratory Improvement Amendments (CLIA) waiver from the United States FDA for the Sofia® Fluorescent Immunoassay Analyzer and the Sofia Influenza A+B Fluorescent Immunoassay.

Second Quarter 2012 Results

Total revenues increased 12% for the second quarter of 2012 to $30.9 million, as compared to $27.5 million in the second quarter of 2011, driven mainly by an increase in sales of infectious disease products.

Net loss for the second quarter of 2012 was $3.1 million, or $(0.09) per share, compared to net loss of $3.7 million, or $(0.11) per share, for the second quarter of 2011. On a non-GAAP basis, excluding amortization of intangibles and stock compensation expense, net income for the second quarter of 2012 was $0.2 million, or $0.01 per diluted share, compared to net loss of $1.1 million, or $(0.03) per share, for the second quarter of 2011.

“Our financial results for the quarter were as expected. In addition, we made steady progress during the quarter with our product development programs, and remain confident in our ability to commercialize the Sofia product line,” said Douglas Bryant, president and CEO of Quidel Corporation. “While it’s very early, we did see an acceleration in Sofia placements throughout the quarter, driven by CLIA waiver and a larger U.S. sales force, which is encouraging.”

Six Months Ended June 30, 2012

Total revenues were $68.8 million for the six-month period ended June 30, 2012 compared to $87.1 million for the same period in 2011. For the six-month period in 2012, net loss was $3.1 million, or $(0.09) per share, compared to net income of $7.8 million, or $0.23 per diluted share, for the same six-month period in 2011. On a non-GAAP basis, excluding amortization of intangibles and stock compensation expense, net income for the six months ended June 30, 2012 was $4.0 million, or $0.12 per diluted share, compared to net income of $12.9 million, or $0.39 per diluted share, for the first six months in 2011.

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation and amortization of intangibles on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss the results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (866) 804-6927 or from outside the U.S. dial (857) 350-1673, and enter the passcode 78618993.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time) today by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 98390212.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia® brand, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com and Diagnostic Hybrids at dhiusa.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, our reliance on sales of our influenza diagnostic tests, uncertainty surrounding the detection of novel influenza viruses involving human specimens, our ability to develop new products and technology, adverse changes in the competitive and economic conditions in domestic and international markets, our reliance on and actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the medical reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse regulatory actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), compliance with FDA and environmental regulations, our ability to meet unexpected increases in demand for our products, our ability to execute our growth strategy, including the integration of new companies or technologies, disruptions in the global capital and credit markets, our ability to hire key personnel, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower than anticipated acceptance, sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data; unaudited)

	Three months ended	Three months ended
	June 30, 2012	June 30, 2011
	GAAP	GAAP
Total revenues	$30,858	$27,509

Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	14,008	12,540
Research and development	6,844	6,216
Sales and marketing	7,677	6,254
General and administrative	5,129	5,827
Amortization of intangible assets from acquired businesses and technology	1,719	1,775

Total costs and expenses	35,377	32,612

Operating loss	(4,519)	(5,103)

Interest expense	(292)	(499)
Interest income	9	57

Total other expense	(283)	(442)

Loss before taxes	(4,802)	(5,545)

Benefit from income taxes	(1,680)	(1,885)

Net loss	$(3,122)	$(3,660)

Basic and diluted loss per share	$(0.09)	$(0.11)

Weighted shares used in basic per share calculation	32,946	32,900
Weighted shares used in diluted per share calculation	32,946	32,900

Gross profit as a % of total revenues	55%	54%
Research and development as a % of total revenues	22%	23%
Sales and marketing as a % of total revenues	25%	23%
General and administrative as a % of total revenues	17%	21%

Condensed balance sheet data (in thousands):	6/30/12	12/31/11
Cash and cash equivalents	$19,879	$61,332
Accounts receivables	12,781	14,646
Inventory	17,113	14,654
Total assets	232,511	278,894
Long term debt	19,000	42,000
Stockholders’ equity	183,756	185,386

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data; unaudited)

	Six months ended	Six months ended
	June 30, 2012	June 30, 2011
	GAAP	GAAP
Total revenues	$68,818	$87,104

Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	28,816	32,583
Research and development	15,348	13,676
Sales and marketing	14,213	12,509
General and administrative	11,053	11,940
Amortization of intangible assets from acquired businesses and technology	3,437	3,551

Total costs and expenses	72,867	74,259

Operating (loss) income	(4,049)	12,845

Interest expense	(699)	(1,154)
Interest income	27	109

Total other expense	(672)	(1,045)

(Loss) income before taxes	(4,721)	11,800

(Benefit) provision for income taxes	(1,650)	4,012

Net (loss) income	$(3,071)	$7,788

Basic (loss) earnings per share	$(0.09)	$0.24
Diluted (loss) earnings per share	$(0.09)	$0.23

Weighted shares used in basic per share calculation	33,008	32,675
Weighted shares used in diluted per share calculation	33,008	32,982

Gross profit as a % of total revenues	58%	63%
Research and development as a % of total revenues	22%	16%
Sales and marketing as a % of total revenues	21%	14%
General and administrative as a % of total revenues	16%	14%

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net (loss) income - GAAP	$(3,122)	$(3,660)	$(3,071)	$7,788

Add: Non-cash stock compensation expense	1,732	2,039	3,595	4,143
Amortization of intangibles	3,454	1,775	7,254	3,551
Income tax impact of non-cash stock compensation expense and amortization of intangibles	(1,815)	(1,297)	(3,797)	(2,616)

Adjusted net income (loss)	$249	$(1,143)	$3,981	$12,866

Basic earnings (loss) per share:
Adjusted net earnings (loss)	$0.01	$(0.03)	$0.12	$0.39
Net (loss) earnings - GAAP	$(0.09)	$(0.11)	$(0.09)	$0.24

Diluted earnings (loss) per share:
Adjusted net earnings (loss)	$0.01	$(0.03)	$0.12	$0.39
Net (loss) earnings - GAAP	$(0.09)	$(0.11)	$(0.09)	$0.23